Exhibit 5.2

October 27, 2023

MoneyHero Limited

70 Shenton Way

#18-15, EON Shenton

S079118, Singapore

Ladies and Gentlemen:

We are acting as special United States counsel to MoneyHero Limited, a Cayman Islands exempted company (“PubCo”), in connection with the registration statement on Form F-1, originally filed with the Securities and Exchange Commission (the “Commission”) on October 27, 2023, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the the registration of, among other securities, up to 8,116,602 warrants of PubCo described in the Registration Statement (each whole warrant, a “Warrant”), with each Warrant exercisable for the purchase of one Class A ordinary share, par value $0.0001 per share, of PubCo.

In connection with the preparation of this opinion, we have, among other things, read:

(i) the Registration Statement;

(ii) that certain warrant agreement, dated October 15, 2020, by and between Bridgetown Holdings Limited and Continental Stock Transfer & Trust Company;

(iii) the Assignment, Assumption and Amendment Agreement, dated May 25, 2023, by and among PubCo, Bridgetown Holdings Limited and Continental Stock Transfer & Trust Company; and

(iv) such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinion set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity of all natural persons; (ii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; (iii) the authority of such persons signing on behalf of the parties thereto, except we make no such assumption under the laws of the State of New York with respect to PubCo; and (iv) the due authorization, execution and delivery of all documents by the parties thereto, except we make no such assumption under the laws of the State of New York with respect to PubCo. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of PubCo and others as to factual matters.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Warrants constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms under the laws of the State of New York.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Warrants covered by the Registration Statement.

For purposes of rendering our opinion expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the terms of the Assignment, Assumption and Amendment Agreement are consistent with the description of the terms of such agreements set forth in the Registration Statement; and (iii) at the time of the sale and delivery of each Warrant, (x) the authorization of such Warrant by PubCo will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Warrant; and (y) the sale and delivery of such Warrant, the terms of such Warrant, and compliance by PubCo with the terms of such Warrant will not violate any applicable law, any agreement or instrument then binding upon PubCo (including, but not limited to, the Assignment, Assumption and Amendment Agreement) or any restriction imposed by any court or governmental body having jurisdiction over PubCo.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise. This opinion is rendered solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis